Exhibit 99.1

The St. Joe Company Announces General Counsel Transition

WATERSOUND, Fla.--(BUSINESS WIRE)--August 3, 2018--The St. Joe Company (NYSE: JOE) ("St. Joe"), a Northwest Florida based real estate development and asset management company, announced a transition within the role of General Counsel. Effective August 27, 2018, Elizabeth J. Walters (“Lisa”) will join St. Joe in the position of Senior Vice President, General Counsel and Corporate Secretary. Ms. Walters replaces Kenneth Borick who is electing to retire after 18 years of service. Mr. Borick began working with St. Joe in September of 2000 and has held the position of General Counsel since 2012. Mr. Borick will remain with St. Joe through a period of time to assist with the transition of the General Counsel’s duties.

“I would like to thank Ken for his 18 years of service and leadership at St. Joe," said Jorge Gonzalez, President and CEO of St. Joe. "Ken has always been a valued member of the executive leadership team, a trusted advisor to the Board of Directors and a mentor to many. More importantly, he is an outstanding person."

Ms. Walters joins the company after more than 20 years with Burke Blue Hutchison Walters & Smith, P.A (“Burke Blue”), where she was a partner with the firm. Burke Blue, founded in 1973, is a full-service legal firm based in Panama City, Florida. Ms. Walters represented clients in commercial, resort and residential real estate law from property acquisition, design, entitlement process, financing, construction and project operations, to redevelopment or sale of real property. She also represented clients in the areas of land use law, governmental relations, banking, business and commercial law. Prior to joining Burke Blue in 1995, Ms. Walters served in various senior staff positions with the Florida Cabinet and Legislature, and is currently the Chair of the Florida Board of Bar Examiners. Ms. Walters holds a BA and MA from The University of West Florida and a JD with honors from The Florida State University College of Law.

“We are pleased to announce Lisa is joining the team at St. Joe. Her extensive experience in business and real estate law, combined with her many years of public service and leadership within the Northwest Florida community, will be a great asset for St. Joe,” said Jorge Gonzalez.

“I am excited to join the talented team at The St. Joe Company. The trajectory and future business endeavors of the company strongly align with my personal and professional interests and experiences. I look forward to contributing to the future success of St. Joe and being involved in helping to grow and enhance the special region of Northwest Florida, which I have always called home,” said Lisa Walters.

About St. Joe

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily in Northwest Florida. More information about the Company can be found on its website at www.joe.com.

© 2018, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, and “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com